                                                                             Exhibit 99.1

    TECHNOLOGY RESEARCH CORPORATION ANNOUNCES
           OWEN FARREN AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

CLEARWATER, FLORIDA, January 22, 2007 - Technology Research Corporation (“TRC”), (NASDAQ-TRCI),
announced that effective today its Board of Directors has appointed Owen Farren to succeed Robert S. Wiggins as
President and Chief Executive Officer of the Company.  Mr. Wiggins will remain as Chairman of the Board.

Mr. Wiggins stated, “I am pleased that we have successfully concluded the search for a chief executive officer.
Owen Farren brings to TRC a diversity of executive managerial experience including strong operational skills needed to achieve strategic plans and goals.”  Wiggins added, “I look forward to working with Owen as we continue to position the Company for strategic growth.”

Mr. Farren said, “I am excited about the opportunity to continue to build on the accomplishments of Bob Wiggins and all the dedicated TRC employees.  With the recent successful settlement of the TRC patent infringement litigation matter, my energies can be focused forward on developing plans for profitable growth and execution of those plans.”  Owen
Farren added,  “I look forward to working with TRC’s worldwide customers to build a market centric strategy and identify ways to be a more value added partner to them.”

In 2002, Owen Farren founded StratEx (Strategy and Execution) to provide strategic and tactical business planning including both consulting and interim senior executive assignments.  He served as interim CEO for several businesses including Servometer, a designer and manufacturer of precision electroforms and American Metal Coatings, an advanced power finishing company.  Prior to StratEx, Mr. Farren was Chairman, President and CEO of SL Industries, Inc.
(AMEX:SLI), a publicly traded company in the international power systems business.  During his twelve years with
SL Industries, he directed a turnaround of the business, made a number of strategic acquisitions, and developed major new product families.  From 1983 to 1990, he was with the SIMCO Company, a subsidiary of Illinois Tool Works, Inc.
(NYSE:ITW), where he held executive management positions prior to becoming the President and General Manager.
Mr. Farren has an MBA from Indiana University in Finance and Business Administration and a BS from Indiana
University in Marketing and Management.

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace.  These products have worldwide application.  The Company also supplies power monitoring and control equipment to the United States
Military and its prime contractors.

“Safe Harbor” Statement: Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties.  The actual results may differ materially from those described or contemplated.

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